Exhibit 10-H

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of June 30, 2004, by and between Priority Healthcare Corporation (the “Company”) and Robert L. Myers (“Myers”).

WHEREAS, Myers is currently the Vice Chairman of the Board of Directors of the Company (the “Vice Chairman”), as well as a part-time employee of the Company;

WHEREAS, Myers has previously voluntarily retired from his position as an executive officer of the Company, but has remained as Vice Chairman and a part-time employee since such retirement;

WHEREAS, the Company wishes to continue to retain the benefits of Myers’ experience and know-how in the business of the Company (the “Business”), in addition to his services as Vice Chairman, and has thus offered to continue Myers’ part-time employment with the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, Myers wishes to accept such part-time employment upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made by each party in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Myers agree as follows:

1.	Part-Time Services.

a.	Myers shall provide part-time services, including, without limitation, assisting the Company in assessing strategic relationships and alliances, assisting the Company in developing and maintaining customer relationships, making use of Myers’ contacts in the Company’s industry, and providing feedback to Company management with regard to investor relations.

b.	Myers agrees to use his reasonable best efforts in providing services under this Agreement.

c.	Myers acknowledges that, while the activities required of him under this Agreement are not intended to constitute full-time employment, the time commitment necessary for him to discharge his obligations will be substantial. Subject to the foregoing, Myers shall have significant discretion and responsibility for the selection of procedures and working hours, and other incidents of performance of services under this Agreement.

d.	Myers agrees and shall ensure that his performance of services under this Agreement shall comply with all legal requirements.

2.	Term. The term of this Agreement shall commence on the date hereof and continue for such period of time as Myers continues to serve as Vice Chairman of the Board of the Company, subject, however, to prior termination as provided in Section 3 of this Agreement.

3.	Termination. This Agreement shall terminate upon the mutual agreement of the Company and Myers. Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice for “Cause” or immediately upon the death of Myers. For purposes of this Agreement, “Cause” means Myers’:

a.	willful violation of his obligations under Sections 6 or 7 of this Agreement and failure to correct such violation promptly following notice from the Company;

b.	inability to perform in any material respect his duties with the Company due to abuse of alcohol or illegal drug use;

c.	conviction of a felony;

d.	engaging in any illegal conduct or gross misconduct which is injurious to the Company in any material respect; or

e.	continued failure to perform in any material respect his duties and responsibilities after written notice from the Company specifying in reasonable detail the deficiencies in his conduct.

4.	Compensation and Benefits.

a.	The Company shall pay Myers an annual salary of $100,000, payable in accordance with the Company’s payroll practices.

b.	In the event this Agreement expires or is terminated for any reason pursuant to Sections 2 or 3 of this Agreement, the Company shall be obligated to pay, and Myers shall be entitled to receive, that portion of his salary earned but not yet paid through the date of termination, and the Company shall have no further obligations to Myers under this Agreement.

c.	During the term of this Agreement, Myers shall be entitled to medical and health benefits equivalent in all material respects to the medical and health benefits provided from time to time to Company employees generally.

d.	Myers’ current stock options shall continue to be exercisable in accordance with the terms thereof during the term of this Agreement.

e.	Provided that Myers otherwise qualifies as a Participant in the Company’s Profit Sharing/401(k) Plan, he may continue to participate in such plan until his employment may be terminated pursuant to this Agreement.

f.	Myers may continue to participate in the Company’s deferred compensation program until his employment is terminated pursuant to the Agreement.

5.	Expenses. The Company shall reimburse Myers for necessary and reasonable out-of-pocket business expenses incurred by Myers in rendering services to the Company under this Agreement. Myers must submit an itemized written account and receipts acceptable to the Company within 30 days after the expenses have been incurred with respect to any business, travel or entertainment expenses for which Myers seeks reimbursement.

6.	Non-Disclosure of Confidential Information and Return of Property.

a.	Myers covenants and agrees that any and all data and information about the business of the Company that are not generally known or readily available to third parties, including, without limitation, customer lists and data, business methods and processes, sales and marketing data, pricing data, cost data, business plans, information about prospective customers or prospective services or products, or other information regarding the financial or business affairs of the Company (collectively, the “Confidential Information”), will be received by Myers in confidence, and Myers will use such Confidential Information only in the course of performing services under this Agreement and will take all reasonable precautions to protect the secrecy of the Confidential Information. Myers will not use or disclose to others any of the Confidential Information, except in performing services for the Company or as authorized in writing by the Company.

b.	Myers further covenants and agrees that any and all documents, materials and records (including copies and electronically stored data), including, but not limited to, documents, materials and records pertaining to the operations, finances, plans, customers, prospective customers or business of the Company that are made or received by Myers in the course of rendering services to the Company under this Agreement that are not generally known or readily available to third parties are confidential. Myers agrees to keep confidential and not to disclose any such documents, materials or records to anyone except the Company and its authorized representatives. Myers also agrees to use such documents, materials and records and the information contained in them only in the course of rendering services to the Company under this Agreement. Myers further agrees that all such documents, materials and records are and shall remain the property of the Company and agrees to keep such documents, materials and records subject to the Company’s custody and control, and to return immediately to the Company all documents, materials and records that are in Myers’s possession or under his control or custody at the termination of this Agreement or upon the Company’s request.

7.	Noncompetition and Non-Solicitation

a.	Myers agrees and promises that during his employment by the Company and for a period of 24 months (as provided in the Termination Benefits Agreement dated July 1, 1996) thereafter he will not, directly or indirectly:

(i)	work for or with, or lend assistance to, any of the “Company’s Competitors” (as defined below) in the “Restricted Geographic Territory” (as defined below) (a) in the same or similar capacity to that in which Myers worked for the Company or (b) in any other capacity in which his knowledge of the Company’s Confidential Information or the goodwill he developed with the Company’s customers would be beneficial to Myers or the competitor. For purposes of this Agreement, the term the “Company’s Competitors” means individuals or entities that compete with the Company in the Company’s specialized pharmacy business. For purposes of this Agreement, the term “Restricted Geographic Territory” means and includes each and every county in which the Company does business.

(ii)	provide, render, sell, market or attempt to provide, render, sell or market any product or service substantially similar to or competitive with the goods or services provided by the Company to any of the Company’s customers.

(iii)	induce or influence or attempt to induce or influence, any person who is engaged as an employee, agent, independent contractor or otherwise by the Company to terminate his or her employment or engagement.

b.	The parties hereto intend that the covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county in which the Company operates. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 7. Should any section, covenant, provision or clause of this Agreement be unenforceable or invalid for any reason, the Company and Myers acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular section, covenant, provision or clause of this Agreement be held unreasonable or contrary to public policy for any reason, including, but not limited to, the time period, geographic area, and/or scope of activity covered by any noncompetition or confidentiality covenant, provision or clause, the Company and Myers acknowledge and agree that such section, covenant, provision or clause shall automatically be deemed modified such that the contested section, covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

8.	Miscellaneous.

a.	This Agreement constitutes the entire agreement between Myers and the Company with respect to the subject matter of this Agreement, supersedes all prior oral or written agreements between the parties in their entirety, and may not be modified or amended in any way except in writing by the parties to this Agreement. Myers specifically acknowledges and agrees that (a) this Agreement constitutes notice by the Company pursuant to Section 1 of the Termination Benefits Agreement, dated as of July 1, 1996 (“TBA”), not to extend the term of the TBA and that the TBA and any amendments thereto shall be void and have no further force or effect after December 31, 2007, (b) a sale of the Company’s Distribution Division shall not constitute a “Change in Control” under the TBA, and (c) any compensation realized by Myers from the exercise of Company stock options on or after December 31, 2001 shall not be included in calculating the “Base Amount” as defined in Section 6(B) of the TBA. Except as hereby amended, the terms of the TBA are unchanged.

b.	The terms of this Agreement shall be governed and construed according to the laws of the State of Florida without regard to that state’s principles regarding choice of law.

c.	If any part or parts of this Agreement are invalid or unenforceable for any reason, the remaining parts shall nevertheless be valid and enforceable.

d.	Any party’s failure to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of the right of that party to enforce that provision at any time thereafter. No waiver of any breach of this Agreement shall be effective unless it is in writing.

9.	Counterparts. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.

PRIORITY HEALTHCARE CORPORATION

By:	/s/ STEVEN D. COSLER
Steven D. Cosler
President and Chief Executive Officer

Date:	6-30-04

ROBERT L. MYERS

/s/ ROBERT L. MYERS
Robert L. Myers

Date:	7-6-04

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